Exhibit 2.1

EXCHANGE AGREEMENT

Between

SILVER BUTTE COMPANY,  a Nevada Corporation

(“SILVER BUTTE”)

and

GULFMARK ENERGY GROUP, INC., a Nevada corporation

(“GULFMARK”)

Dated: January 12, 2011

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 12th  day of January, 2011, by and between Silver Butte Company, a Nevada corporation (hereinafter referred to as “SILVER BUTTE”) and Gulfmark Energy Group, Inc., a Nevada Corporation (hereinafter referred to as "GULFMARK ”), (collectively the two companies are hereinafter referred to as the “Parties”) upon the following premises:

Premises

WHEREAS, SILVER BUTTE, is a publicly held corporation organized under the laws of the State of Nevada;

WHEREAS, GULFMARK  is a privately-held corporation organized under the laws of state of Nevada;

WHEREAS, management of the constituent corporations have determined that it is in the best interest of the parties that SILVER BUTTE acquire 100%of the issued and outstanding securities of GULFMARK  in exchange for One Billion Seventy-eight Million Twenty-seven (1,078,000,027) common shares  and Eleven Million (11,000,000) shares of Series "A" Preferred shares of SILVER BUTTE capital stock (the "Exchange"), of which 280,319,588 common shares will be issued at closing, with the balance of  Seven Hundred Ninety-seven Million Six Hundred Eighty Thousand Four Hundred Thirty-nine (797,680,439) common shares and  Eleven Million (11,000,000) preferred shares will be issued after closing upon the filing of amended articles of incorporation.  GULFMARK  agrees to use its best efforts to cause its shareholders (the "GULFMARK  Shareholders") to exchange their securities of GULFMARK  on the terms described herein; and

WHEREAS, the Parties desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, it is hereby agreed as follows:

Agreement

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF GULFMARK

As an inducement to, and to obtain the reliance of  SILVER BUTTE except as set forth on the GULFMARK  Schedules (as hereinafter defined), GULFMARK  represents and warrants as follows:

Section 1.01

Organization.  GULFMARK   is a corporation duly organized, validly existing, and in good standing under the laws of State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by  it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business.  Included in the GULFMARK  Schedules are complete and correct copies of the articles of incorporation, and the bylaws of GULFMARK  as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of GULFMARK ’s articles of incorporation or bylaws.  GULFMARK  has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement.  GULFMARK  has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02

Capitalization.  The authorized capitalization of GULFMARK  consists of 950,000,000  shares of common stock of which there are 26,950,000 shares currently issued and outstanding, and 12,000,000 shares of preferred stock of which there are 11,000,000 shares of Series "A" preferred stock issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  GULFMARK has granted an option for the purchase of 250,000 shares of Series "B" common stock to J. Ceder.   To date, no Series "B" preferred stock has been designated or authorized.

Section 1.03

Absence of Certain Changes or Events. Except as set forth in this Agreement or the GULFMARK  Schedules, since October 31, 2010 there has been no material change in the business and assets of GULFMARK  and to the best knowledge of GULFMARK , GULFMARK  has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of GULFMARK.

Section 1.04

Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of GULFMARK  after reasonable investigation, threatened by or against GULFMARK  or affecting GULFMARK  or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  GULFMARK  does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances that, after reasonable investigation, would result in the discovery of such a default.

Section 1.05

Contracts.

(a)

Except as included or described in the GULFMARK  Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which GULFMARK  is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least twenty-five thousand dollars ($25,000));

(b)

To the knowledge of GULFMARK, all contracts, agreements, franchises, license agreements, and other commitments to which GULFMARK  is a party or by which its properties are bound and which are material to the operations of GULFMARK  taken as a whole are valid and enforceable by GULFMARK  in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(c)

Except as set forth in the GULFMARK  Schedules, to the knowledge of GULFMARK  is not a party to or bound by, and the properties of GULFMARK  are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of GULFMARK ; and

(d)

Except as included or described in the GULFMARK  Schedules or reflected in the most recent GULFMARK  balance sheet, GULFMARK  is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which GULFMARK  is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of GULFMARK .

Section 1.06

Material Contract Defaults.  GULFMARK  is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of GULFMARK  and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which GULFMARK  has not taken adequate steps to prevent such a default from occurring.

Section 1.07

No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which GULFMARK  is a party or to which any of its properties or operations are subject.

Section 1.08

Governmental Authorizations.  Except as set forth in the GULFMARK  Schedules, GULFMARK  has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by GULFMARK  of this Agreement and the consummation by GULFMARK  of the transactions contemplated hereby.

Section 1.09

Compliance With Laws and Regulations.  Except as set forth in the GULFMARK  Schedules, to the best of its knowledge GULFMARK  has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of GULFMARK , or except to the extent that noncompliance would not result in the occurrence of any material liability for GULFMARK .

Section 1.10

Approval of Agreement.  The board of directors of GULFMARK  has authorized the execution and delivery of this Agreement by GULFMARK  and has approved this Agreement and the transactions contemplated hereby, and will recommend to the GULFMARK  Shareholders that the Exchange be accepted by them.

Section 1.11

Material Transactions or Affiliations.  Set forth in the GULFMARK  Schedules is a description of every contract, agreement, or arrangement between GULFMARK  and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by GULFMARK  to own beneficially, 5% or more of the issued and outstanding common stock of GULFMARK  and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof.  Except as disclosed in the GULFMARK  Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of GULFMARK  has, or has had since inception of GULFMARK , any known interest, direct or indirect, in any transaction with GULFMARK  which was material to the business of GULFMARK .  There are no commitments by GULFMARK , whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 1.12

GULFMARK  Schedules.  GULFMARK  has delivered to GULFMARK  the following schedules, which are collectively referred to as the "GULFMARK  Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of GULFMARK  as complete, true, and correct as of the date of this Agreement in all material respects:

(a)

a schedule containing complete and correct copies of the articles of  incorporation, and bylaws of GULFMARK  in effect as of the date of this Agreement;

(b)

Schedule containing unaudited financial statements for the last two years, and a written assurance of presenting the GAAP standard audit within seventy   five days after the closing of the present transaction.

GULFMARK  will cause the GULFMARK  Schedules and the instruments and data delivered to GULFMARK , hereunder to be promptly updated after the date hereof up to and including the Closing .

Section 1.13

Payroll Taxes and Corporate Taxes.  All of the payroll taxes and corporate taxes owed by GULFMARK  up to the date of Closing will remain the responsibility of GULFMARK

Section 1.14

Valid Obligation.  This Agreement and all agreements and other documents executed by GULFMARK  in connection herewith constitute the valid and binding obligation of GULFMARK, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SILVER BUTTE

As an inducement to, and to obtain the reliance of  GULFMARK and the GULFMARK Shareholders, except as set forth in the  SILVER BUTTE Schedules (as hereinafter defined), SILVER BUTTE represents and warrants as follows:

Section 2.01

Organization.  SILVER BUTTE is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  Included in the SILVER BUTTE Schedules are complete and correct copies of the Articles of Incorporation, Amendments and Bylaws as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SILVER BUTTE Articles of Incorporation or Bylaws.   SILVER BUTTE has taken all action required by law, its Articles of Incorporation, or otherwise to authorize the execution and delivery of this Agreement, and SILVER BUTTE has full power, authority, and legal right and has taken all action required by law, its  Articles of Incorporation, or otherwise to consummate the transactions herein contemplated.

Section 2.02

Capitalization.  SILVER BUTTE’s authorized capitalization consists of 300,000,000 shares of common stock, $0.001 par value of which 19,680,412 shares are currently outstanding and 10,000,000 shares of Preferred stock, $0.001 par value none of which are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03

Subsidiaries and Predecessor Corporations.  SILVER BUTTE does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04

Securities Filings; Financial Statements.

(a)

Included in the SILVER BUTTE Schedules is (i) an audited balance sheet of SILVER BUTTE as of August 31, 2010.

(b)

SILVER BUTTE has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(c)

SILVER BUTTE has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts that, in the aggregate, are immaterial.

(d)

The books and records, financial and otherwise, of SILVER BUTTE are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e)

All of SILVER BUTTE assets are reflected on its financial statements, and, except as set forth in the SILVER BUTTE Schedules or the financial statements of SILVER BUTTE or the notes thereto, SILVER BUTTE has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05

Filings: Books and Records.  The books and records, financial and otherwise, of SILVER BUTTE are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 2.06

Environmental Liability.   SILVER BUTTE  has not received notice from any governmental agency pertaining to the violation of any law or regulation of toxic hazardous substances or dangerous wastes and affecting any of its Property, and SILVER BUTTE has no knowledge of any facts which might be a basis for any such notice. To SILVER BUTTE'S knowledge, it has not caused or permitted any Property to be used as a site for the generation, manufacture, refining, transportation, treatment, storage, handling, disposing, transfer, producing or processing of hazardous substances, or other dangerous or toxic substances, or solid waste, except in compliance with all applicable federal, state, and local laws or regulations, and has not caused or permitted and has no knowledge of the release of any hazardous substances on or off-site of the Property.

Section 2.07

Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of SILVER BUTTE.

Section 2.08

Absence of Certain Changes or Events.  Except as disclosed in the SILVER BUTTE Schedules, or otherwise disclosed in writing to SILVER BUTTE, since the date of the most recent SILVER BUTTE balance sheet dated November 30, 2010:

(a)

there has not been (i) any material adverse change in the business, operations, properties, assets or condition of SILVER BUTTE or (ii) any damage, destruction or loss to SILVER BUTTE(whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of SILVER BUTTE;

(b)

SILVER BUTTE has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of SILVER BUTTE; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)

SILVER BUTTE has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent SILVER BUTTE balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of SILVER BUTTE; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)

To the best knowledge of SILVER BUTTE, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of SILVER BUTTE.

Section 2.09

Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge SILVER BUTTE after reasonable investigation, threatened by or against SILVER BUTTE or affecting  SILVER BUTTE or  its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in SILVER BUTTE Schedules.  SILVER BUTTE has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance that after reasonable investigation would result in the discovery of such default.

Section 2.10

Contracts.

(a)

SILVER BUTTE is not a party to, and its assets, are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b)

SILVER BUTTE is not a party to or bound by, and the properties of SILVER BUTTE are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of SILVER BUTTE.

(c)

All contracts, agreements, franchises, license agreements, and other commitments to which SILVER BUTTE is a party or by which its properties are bound and which are material to the operations of SILVER BUTTE taken as a whole are valid and enforceable by SILVER BUTTE in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(d)

SILVER BUTTE is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which SILVER BUTTE is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $1,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of SILVER BUTTE.

Section 2.11

Material Contract Defaults.  SILVER BUTTE is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of SILVER BUTTE and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which SILVER BUTTE has not taken adequate steps to prevent such a default from occurring.

Section 2.12

No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which SILVER BUTTE is a party or to which any of its assets or operations are subject.

Section 2.13

Governmental Authorizations.  SILVER BUTTE has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof.  Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by SILVER BUTTE of this Agreement and the consummation by SILVER BUTTE of the transactions contemplated hereby.

Section 2.14

Compliance With Laws and Regulations.  To the best of its knowledge, SILVER BUTTE has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of SILVER BUTTE or except to the extent that noncompliance would not result in the occurrence of any material liability.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.15

Material Transactions or Affiliations.  Except as disclosed herein and in SILVER BUTTE's  filed Securities and Exchange Commission reports, there exists no contract, agreement or arrangement between SILVER BUTTE and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by SILVER BUTTE to own beneficially, 5% or more of the issued and outstanding common stock of SILVER BUTTE and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% shareholder of SILVER BUTTE has, or has had since inception of SILVER BUTTE, any known interest, direct or indirect, in any such transaction with SILVER BUTTE which was material to the business of SILVER BUTTE.  SILVER BUTTE has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.16

Approval of Agreement.  The board of directors of SILVER BUTTE have authorized the execution and delivery of this Agreement and has approved this Agreement and the transactions contemplated hereby.

Section 2.17

Sale of Business Enterprises.  SILVER BUTTE has agreed to liquidate SILVER BUTTE and sell a material portion of SILVER BUTTE’S business or assets following the consummation of the transactions contemplated hereby.

Section 2.18

SILVER BUTTE Schedules.  SILVER BUTTE has delivered to SILVER BUTTE the following schedules, which are collectively referred to as the "SILVER BUTTE Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of SILVER BUTTE to be complete, true, and accurate in all material respects as of the date of this Agreement:

(a)

a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of SILVER BUTTE as in effect as of the date of this Agreement;

(b)

a schedule containing the financial statements of SILVER BUTTE identified in paragraph 2.04(a);

(c)

a certified shareholder list at the moment of the transaction.

(d)

Resolution of the Board of Directors by which Michael Ward and Royis Ward are appointed to the SILVER BUTTE  Board of Directors and SILVER BUTTE director, Edward C. Wert resigns.

(e)

a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the SILVER BUTTE Schedules by Sections 2.01 through 2.19.

SILVER BUTTE will cause the SILVER BUTTE Schedules and the instruments and data delivered to GULFMARK hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.19

Intentionally Omitted

Section 2.20

Valid Obligation.  This Agreement and all agreements and other documents executed by SILVER BUTTE in connection herewith constitute the valid and binding obligation of SILVER BUTTE, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III

PLAN OF EXCHANGE AND REORGANIZATION

Section 3.01

The Exchange.

(a)

Exchange of Common Stock.

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each GULFMARK  Shareholder the "Exchanging Shareholders"), will assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of GULFMARK set forth on Schedule 1.19(c) attached hereto, in the aggregate constituting 100% of the issued and outstanding shares of common stock of GULFMARK and 100% of the Series "A" Preferred Shares;  the objective of such Exchange being the acquisition by GULFMARK  of 100% of the issued and outstanding capital stock of GULFMARK.   However, the Gulfmark Preferred Shareholders will retain the right to vote the GULFMARK Series "A" Preferred Shares until such time as the SILVER BUTTE Series "A" Preferred Shares are authorized, designated and exchanged for the GULFMARK Series "A" Preferred Shares as provided for below.

 In exchange for the transfer of such securities by the GULFMARK  Shareholders, GULFMARK  shareholders will be issued 280,319,588 shares (the "Initial Shares") at the closing thus bringing their share ownership in SILVER BUTTE to 92.9%.   At the Closing, each GULFMARK  Shareholder will, on surrender of his certificate or certificates representing such GULFMARK  common shares to SILVER BUTTE,  be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares.

(b)

Post-Closing Delivery of the Balance of the Exchange Shares.

Immediately following the Closing Date, SILVER BUTTE will cause is articles of incorporation to be amended thereby increasing its authorized common stock capital to be increased from 300,000,000 common share, par value $0.001 and 10,000,000 preferred shares, par value $0.001 to 1,100,000,000 common shares, par value $0.001 and 50,000,000 preferred shares, par value $0.001.  SILVER BUTTE will authorize and designate 11,000,000 shares Series "A" Preferred as set forth in Exhibit 3.01 title "Amended Articles of Incorporation.

Immediately following the filing of the SILVER BUTTE articles of amendment, SILVER BUTTE will issue the balance of the Exchange Shares representing 797,680,439 SILVER BUTTE common shares and 11,000,000 Series "A" Preferred Shares.  Each GULFMARK shareholder will be entitled to receive a certificate or certificates evidencing his proportionate interest in each respective class of Exchange Shares.

Upon consummation of the transactions contemplated herein all of the shares of capital stock of GULFMARK will be owned by SILVER BUTTE.

Section 3.02

Reserved.

Section 3.03

Reverse Stock Split.  A majority of the SILVER BUTTE shareholders and management will agree to vote for and implement a 40:1 reverse stock split as the part of the consideration of this Exchange transaction. After the Effective Date of the Reverse Split, each forty (40) shares of Prior Common Stock issued and outstanding would be reclassified as, and exchanged for, one (1) share of newly issued Common Stock ("New Common").   After the reverse split, the Company will have approximately 27,442,010 common shares issued and outstanding. Fractional shares of New Common will be issued and, in lieu thereof, shareholders holding a number of shares of Prior Common not evenly divisible by 40, and stockholders holding fewer than 40 shares of Prior Common prior to the Effective Date, upon surrender of their old certificates, will receive one (1) share of New Common in lieu of fractional shares of New Common.

Section 3.04

Closing.  The closing ("Closing") of the transactions contemplated by this Agreement will take place on January 12, 2011, or on other such time as parties agree.

Section 3.05

The financial statements of SILVER BUTTE will reflect all current and total liabilities, including all trade payables and all SILVER BUTTE assets at Closing; further that SILVER BUTTE will assume the payments of all aged payables of SILVER BUTTE, as shown on Schedule 3.05 hereof, on terms and conditions satisfactory to the creditors listed thereon. Prior to Closing, SILVER BUTTE will use its best efforts to reduce and negotiate agreed reductions of the payables to be assumed by SILVER BUTTE at Closing, such that the total aggregate amount of payables to be assumed by SILVER BUTTE will not exceed $100 at Closing.

Section 3.08

The SILVER BUTTE board of directors will appoint Michael Ward (as the President, CEO and CFO), and Royis Ward (as the Vice President) to fill open board of director seats of SILVER BUTTE.  SILVER BUTTE’S President, CEO and CFO and director Edward C. Wert will effectively resign as such on the Closing Date, effective at the conclusion of the Closing;

Section 3.09

Closing Events.  At the Closing, SILVER BUTTE and each of the Exchanging Shareholders will execute, acknowledge, and deliver (or will ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  This Agreement will become effective as of Closing on, or about January 12, 2011.

Section 3.10

Termination.

(a)

This Agreement may be terminated by the board of directors of either SILVER BUTTE or GULFMARK at any time prior to the Closing if:

(i)

there will be any actual or threatened action or proceeding before any court or any governmental body which will seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

(ii)

any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

 (iii). Due Diligence Review Period.   Prior to closing, each Party will be entitled to conduct  its own "due diligence" investigation and review of the other parties business.  The parties will complete their reviews on, or before January 10, 2011.

In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability will arise hereunder, and each party will bear its own costs and expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

ARTICLE IV

SPECIAL COVENANTS

Section 4.01

Access to Properties and Records.  Each of the Parties will each afford to the officers and authorized representatives of the other Parties full access to their properties, books and records, in order that each may have a full opportunity to make such reasonable investigation as they will desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information reasonably requested.

Section 4.02

Delivery of Books and Records.  At the Closing, SILVER BUTTE will deliver to GULFMARK , the copies of the corporate minute books, books of account, contracts, records, and all other books or documents of SILVER BUTTE now in the possession of SILVER BUTTE or its officer and director, Terrence J. Dunne.

Section 4.03

Third Party Consents and Certificates.  All Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04

Indemnification.

(a)

SILVER BUTTE hereby agrees to indemnify GULFMARK  and each of the officers, agents and directors of GULFMARK  as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph will survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

(b)

GULFMARK hereby agrees to indemnify SILVER BUTTE as of the date following the execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating,  preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement.  The indemnification provided for in this paragraph will survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF GULFMARK

The obligations of GULFMARK  under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 5.01

Accuracy of  Representations and Performance of Covenants.  The representations and warranties made by GULFMARK  in this Agreement were true when made and will be true at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (except for changes therein permitted by this Agreement).  GULFMARK  will have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by GULFMARK  prior to or at the Closing.

Section 5.02

Officer's Certificate.  GULFMARK  has been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of GULFMARK  to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of GULFMARK threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the GULFMARK  Schedules, by or against GULFMARK , which might result in any material adverse change in any of the assets, properties, business, or operations of GULFMARK .

Section 5.03

No Material Adverse Change.  Prior to the Closing, there will not have occurred any change in the financial condition, business, or operations of GULFMARK  nor will any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.08.

Section 5.04

Approval by Shareholders.  The Exchange will have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding common stock of GULFMARK.

Section 5.05

No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order will have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.06

Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of GULFMARK  after the Closing on the basis as presently operated will have been obtained.

Section 5.07

Other Items.

(a)

SILVER BUTTE  will have received a list of GULFMARK  shareholders containing the name, address, and number of shares held by each GULFMARK  shareholder as of the date of Closing, certified by an executive officer of GULFMARK  as being true, complete and accurate; and

(b)

SILVER BUTTE  will have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby it may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF SILVER BUTTE

The obligations of SILVER BUTTE  under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

Section 6.01

Accuracy of Representations and Performance of Covenants.  The representations and warranties made by SILVER BUTTE in this Agreement were true when made and will be true as of the Closing (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing.  Additionally, SILVER BUTTE will have performed and complied with all covenants and conditions required by this Agreement to be performed or complied will have approved the Exchange and the related transactions described herein.. SILVER BUTTE will have been furnished with certificates, signed by duly authorized executive officers of SILVER BUTTE and dated the Closing , to the foregoing effect.

Section 6.02

Officer's Certificate.  SILVER BUTTE will have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of SILVER BUTTE, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of SILVER BUTTE threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the SILVER BUTTE Schedules, by or against SILVER BUTTE, which might result in any material adverse change in any of the assets, properties or operations of SILVER BUTTE.

Section 6.03

No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order will have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.04

Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of each party after the Closing on the basis as presently operated will have been obtained.

Section 6.05

Other Items.  GULFMARK will have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as GULFMARK may reasonably request.

ARTICLE VII

MISCELLANEOUS

Section 7.01

Brokers.   The Parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Parties each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02

Governing Law.  This Agreement will be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of State of Nevada without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement will be brought exclusively in the federal courts of the United States,.

Section 7.03

Notices.  Any notice or other communications required or permitted hereunder will  be in writing and will be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to SILVER BUTTE

:SILVER BUTTE COMPANY

Terrence J. Dunne, President

601 W. Main St., Ste. 1017

Spokane, WA 99201

With copies to:

Gregory Lipsker, Esq.

601 W. Main St., Ste. 1012

Spokane, WA 99201

If to GULFMARK :

GULFMARK ENERGY GROUP, INC.

45 N.E. Loop 410, Ste. 495

San Antonio, TX 78216

With copies to:

Gregory M. Wilson, Esq.

18610 E. 32nd Ave.

Greenacres, WA 99016

or such other addresses as will be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication will be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04

Attorney's Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party will be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05

Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and will not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party will return to the other party all documents and other materials obtained by it or on its behalf and will destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06

Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, will be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07

Schedules;  Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

Section 7.08

Third Party Beneficiaries.  This contract is strictly between  SILVER BUTTE and  GULFMARK, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity will be deemed to be a third party beneficiary of this Agreement.

Section 7.09

Expenses.  Whether or not the Exchange is consummated, each Party hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10

Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11

Survival; Termination.  The representations, warranties, and covenants of the respective parties will survive the Closing  and the consummation of the transactions herein contemplated for a period of two years with the exception of Section 2.06 which will survive indefinitely.

Section 7.12

Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will be but a single instrument.

Section 7.13

Amendment or Waiver.  Every right and remedy provided herein will be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other will be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing , this Agreement may by amended by a  writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14

Best Efforts.  Subject to the terms and conditions herein provided, each party will use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby will be consummated as soon as practicable.  Each party also agrees that it will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

GULFMARK ENERGY GROUP, INC.

/s/ Michael Ward

BY: ______________________________

        Michael Ward, President

SILVER BUTTE COMPANY

/s/ Terrence J. Dunne

         /s/ Martyn A. Powell

BY: _____________________________

BY: __________________________

        Terrence J. Dunne, President

        Martyn A. Powell, Secretary

GULFMARK SHAREHOLDERS:

/s/ Michael R. Ward

/s/ Royis Ward

_____________________________

______________________________

Michael R.Ward

Royis Ward

/s/ Gregory M. Wilson

/s/ Samual J. Simon

_____________________________

______________________________

Gregory M. Wilson

Samuel J. Simon

_____________________________

Paulyana Production Corporation

By: Steve Warren, President